UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 22, 2010

Platinum Underwriters Holdings, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-31341	98-0416483
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

The Belvedere Building, 69 Pitts Bay Road, Pembroke, Bermuda		HM 08
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 295-7195

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) 1. On July 22, 2010, Platinum Underwriters Holdings, Ltd. ("Holdings") entered into an amended and restated employment agreement with Michael D. Price, its President and Chief Executive Officer (the "Price Amendment"), which amends and restates the employment agreement between Holdings and Mr. Price dated July 24, 2008, as amended on October 29, 2009. The Price Amendment confirms that Mr. Price’s principal place of employment shall be at Holdings’ corporate headquarters in Bermuda or such other location as the Board of Directors of Holdings (the "Board") shall establish for the headquarters. Beginning on August 1, 2011, (i) Mr. Price’s base salary will decrease from $980,000 to $900,000, (ii) his housing allowance will decrease from $40,000 per month to $10,000 per month, (iii) he will no longer be entitled to a car allowance or first-class roundtrip air fare for him and his family on up to four occasions per year, and (iv) he will be provided with travel by a corporate jet for up to twenty-four round trips per year for his travel between his home in the United States and Holdings’ corporate headquarters in Bermuda or such other location as the Board shall establish for the headquarters. Holdings will reimburse Mr. Price up to a maximum of $50,000 for the costs incurred by him in connection with the relocation of his family from Bermuda.

The Price Amendment also requires Mr. Price to perform his duties and responsibilities in a manner consistent with any tax operating guidelines which may be promulgated from time to time by the Board and modifies the definition of "Cause" to allow for Mr. Price to establish a primary residence outside of Bermuda.

The foregoing description of the Price Amendment is qualified in its entirety by reference to the Price Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

2. On July 22, 2010, Holdings entered into an amended and restated employment agreement with Michael E. Lombardozzi, its Executive Vice President, General Counsel and Chief Administrative Officer (the "Lombardozzi Amendment"), which amends and restates the employment agreement between Holdings and Mr. Lombardozzi dated November 1, 2005. The Lombardozzi Amendment provides that the term of Mr. Lombardozzi’s employment with Holdings will terminate on August 31, 2011 and that thereafter he will be employed by Holdings’ wholly-owned subsidiary, Platinum Administrative Services, Inc. ("PASI"), pursuant to an employment agreement between Mr. Lombardozzi and PASI (the "PASI Agreement"). The PASI Agreement is attached to the Lombardozzi Amendment as Exhibit B and described below. Expatriate benefits payable to Mr. Lombardozzi and the definition of "Good Reason" were adjusted in the Lombardozzi Amendment to reflect the termination of his employment with Holdings in 2011.

The Lombardozzi Amendment provides that PASI and Mr. Lombardozzi will enter into the PASI Agreement effective September 1, 2011 (the "Effective Date"), pursuant to which Mr. Lombardozzi will serve as Chief Executive Officer and Chief Legal Officer of PASI. The term of Mr. Lombardozzi’s employment under the PASI Agreement will end on the second anniversary of the Effective Date (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be so extended). The PASI Agreement provides that Mr. Lombardozzi will be principally based in the offices of PASI located in Stamford, Connecticut. In connection with the commencement of Mr. Lombardozzi’s employment with PASI, PASI will reimburse Mr. Lombardozzi up to a maximum of $50,000 for the costs and expenses incurred by him in connection with the relocation of his family from Bermuda.

The PASI Agreement provides that Mr. Lombardozzi will receive a minimum base salary at an annual rate of $500,000 and will be eligible to receive an annual performance bonus pursuant to the terms of Holdings’ Amended and Restated Annual Incentive Plan ("AIP") with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of the performance goals relative to the performance criteria established by the Compensation Committee of the Board (the "Compensation Committee") for all participants in the AIP. The PASI Agreement also provides that Mr. Lombardozzi will be eligible to receive annual awards under Holdings’ Amended and Restated Executive Incentive Plan of that number of share units equal to 100% of his base salary divided by the "Fair Market Value" (as defined in Holdings’ 2010 Share Incentive Plan) of a common share of Holdings on the date of grant, the payout of which is subject to the achievement by Holdings of certain performance objectives over a three-year period (each, an "EIP Award"). The actual amount, terms and conditions and the form of payment of any EIP Award will be determined by the Compensation Committee in its sole discretion. These compensation terms are similar to the terms currently in effect under the Lombardozzi Amendment.

If Mr. Lombardozzi’s employment is terminated by PASI without "Cause" or by Mr. Lombardozzi for "Good Reason" (each as defined in the PASI Agreement), (i) he will receive a lump sum cash payment equal to the sum of (A) one year’s base salary and target bonus and (B) any earned but unpaid base salary and other amounts accrued through the date of termination, (ii) all of his unvested equity awards will vest in accordance with their terms except as otherwise provided in the PASI Agreement, (iii) he will receive a prorated annual bonus for the year in which such termination occurred, and (iv) he will receive a payment in respect of each outstanding EIP Award. If Mr. Lombardozzi’s employment is terminated by PASI for "Cause" or by Mr. Lombardozzi other than for "Good Reason," he will receive no further payments, compensation or benefits (except for any earned but unpaid base salary and other amounts accrued through the date of termination), and all of his equity awards will be forfeited in accordance with their terms or as determined by the Compensation Committee. Notwithstanding the foregoing, if Mr. Lombardozzi terminates his employment upon expiration of the term of the PASI Agreement (other than for "Good Reason"), (i) he will receive any earned but unpaid base salary and other amounts accrued through the date of termination, (ii) he will receive a prorated annual bonus for the year in which such termination occurred (subject to modification by the Compensation Committee in its sole discretion), (iii) he will receive a payment in respect of each outstanding EIP Award on a prorated basis based on his period of service with the Platinum Group (as defined in the PASI Agreement) and the performance of Holdings through the fiscal quarter preceding such termination of employment, and (iv) he will be subject to an agreement not to compete with the Platinum Group (as defined in the PASI Agreement) during the one-year period following such termination of employment.

Pursuant to the terms of the PASI Agreement, Mr. Lombardozzi is subject to certain confidentiality and non-solicitation provisions. In addition, certain payments and benefits provided for under the PASI Agreement are conditioned upon compliance with provisions relating to Internal Revenue Code Sections 409A and 457A and upon the execution of a release of claims by Mr. Lombardozzi.

The foregoing description of the Lombardozzi Amendment and the PASI Agreement is qualified in its entirety by reference to the Lombardozzi Amendment and the PASI Agreement attached as Exhibit B to the Lombardozzi Amendment, copies of which are attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Item 8.01 Other Events.

On July 22, 2010, Holdings announced that it had increased the authorized amount under its existing share repurchase program to a total of up to $250.0 million of its common shares. This represents an increase of approximately $149.6 million from the approximately $100.4 million remaining under the previous share repurchase program announced on April 29, 2010. Repurchases under the program may be made in open market or privately negotiated transactions or otherwise, from time to time, depending on market conditions.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Amended and Restated Employment Agreement dated July 22, 2010 between Holdings and Michael D. Price

10.2 Amended and Restated Employment Agreement dated July 22, 2010 between Holdings and Michael E. Lombardozzi and Letter Agreement
dated September 1, 2011 between PASI and Michael E. Lombardozzi attached as Exhibit B thereto

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Platinum Underwriters Holdings, Ltd.

July 23, 2010	By:	/s/ Michael E. Lombardozzi

Name: Michael E. Lombardozzi
Title: Executive Vice President, General

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated July 22, 2010 between Holdings and Michael D. Price
10.2	Amended and Restated Employment Agreement dated July 22, 2010 between Holdings and Michael E. Lombardozzi and Letter Agreement dated September 1, 2011 between PASI and Michael E. Lombardozzi attached as Exhibit B thereto